Exhibit 99.1

Tyler Technologies Reports Earnings

For Second Quarter 2012

Subscription revenues grew 45 percent; backlog reaches new high

DALLAS – July 25, 2012 – Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the quarter ended June 30, 2012. Tyler reported total revenues of $91.4 million and net income of $7.1 million, or $0.22 per diluted share. In the same quarter last year, the Company had revenue of $76.7 million and net income of $5.6 million, or $0.17 per diluted share. Gross margin was 44.5 percent in the second quarters of both 2012 and 2011.

Recurring software revenues from maintenance and subscriptions were $52.6 million in the second quarter of 2012, an increase of 24.3 percent compared to the second quarter of 2011, and comprised 57.6 percent of the quarter’s total revenues.

Excluding capital expenditures associated with real estate, free cash flow for the second quarter of 2012 was negative $11.0 million compared to $1.2 million in the second quarter of last year. Including real estate capital expenditures, free cash flow for the current quarter was negative $12.9 million compared to $1.2 million for the same period in 2011.

EBITDA, or earnings before interest, income taxes, depreciation and amortization, increased 26.7 percent to $15.6 million in the second quarter of 2012, compared to $12.3 million in the prior-year quarter.

Total backlog was a record $360.0 million at June 30, 2012, an increase of 21.6 percent from $296.0 million at June 30, 2011. Software-related backlog (excluding appraisal services) increased 20.5 percent to $328.0 million compared to $272.2 million at June 30, 2011.

Tyler ended the second quarter of 2012 with $2.3 million in cash and investments and $78.4 million of availability under its $150.0 million revolving line of credit. During the second quarter, Tyler did not repurchase any of its common stock. As of June 30, 2012, the Company was authorized to repurchase up to 1.7 million additional shares.

“Tyler’s second quarter results were in line with our expectations with double-digit organic growth reflecting continued gradual improvement in our markets. Total revenues were up 19 percent over last year’s second quarter with 12 percent internal growth and 7 percent from acquisitions,” said John S. Marr Jr., Tyler’s president and CEO. “Subscriptions, which is our fastest growing revenue line item, increased by 45 percent as the number of clients opting for our cloud computing offerings over traditional perpetual licenses continues to grow with 24 new cloud customers this quarter, compared to 13 a year ago. Combined with maintenance revenue growth of 20 percent for the quarter, Tyler’s recurring revenues grew 24 percent. We also experienced solid growth in our software services revenue, which grew 21 percent, as we ramped up implementation activity associated with recently signed large contracts.

“While we posted strong growth in our software revenue, our overall gross margin percentage for the quarter was flat with last year primarily because of the expected decline in appraisal services margins to more normal historical levels. In addition, expenses associated with the expansion of our implementation staff required by our growing backlog put some pressure on margins,” said Mr. Marr. “However, leverage in our SG&A expenses, as well as research and development costs, resulted in an 80 basis point improvement in our operating margin and contributed to overall earnings growth of over 26 percent. We are also encouraged that EBITDA grew almost 27 percent, well above our revenue increase.

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Tyler Technologies Reports Earnings

For Second Quarter 2012

July 25, 2012

“We enter the second half of 2012 with a solid foundation, including an active pipeline of proposal activity and a record backlog level, and our revenue and earnings guidance for the full year is unchanged,” continued Mr. Marr.

Annual Guidance for 2012

Total revenues for 2012 are currently expected to be in the range of $360 million to $366 million. Tyler expects that diluted earnings per share will be approximately $0.95 to $1.02 and approximately 60 percent of earnings will occur in the second half of the year. These estimates include assumed pretax non-cash stock-based compensation expense of approximately $7.4 million, or $0.18 per share after taxes. The Company currently estimates that its effective tax rate for 2012 will be approximately 39.2 percent. Tyler expects that capital expenditures for the year will be between $16.5 million and $17.5 million, including approximately $9 million related to real estate, and that depreciation and amortization expense will be between $13.2 million and $13.7 million.

Tyler Technologies will hold a conference call on Thursday, July 26, at 10 a.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-317-6789 (U.S. callers) and 412-317-6789 (international callers), and reference confirmation code 10016106 when prompted. A replay will be available two hours after the completion of the call through August 2, 2012. To access the replay, please dial 877-344-7529 (U.S. callers) and 412-317-0088 (international callers) and reference passcode 10016106. The live webcast and archived replay can also be accessed at www.tylertech.com.

About Tyler Technologies, Inc.

Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector — cities, counties, schools and other government entities — to become more efficient, more accessible and more responsive to the needs of citizens. Tyler’s client base includes more than 10,000 local government offices in all 50 states, Canada, the Caribbean and the United Kingdom. Forbes has named Tyler one of “America’s Best Small Companies” four times in the last five years. More information about Dallas-based Tyler Technologies can be found at www.tylertech.com.

Non-GAAP Measures

This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our

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Tyler Technologies Reports Earnings

For Second Quarter 2012

July 25, 2012

financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.

###

(Comparative results follow)

Contact: Brian K. Miller

Executive Vice President—CFO

Tyler Technologies, Inc.

(972) 713-3720

brian.miller@tylertech.com

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TYLER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Software licenses	$8,294	$8,308	$15,736	$15,130
Subscriptions	10,553	7,277	20,521	14,241
Software services	21,737	17,992	40,267	34,756
Maintenance	42,060	35,056	81,910	70,568
Appraisal services	5,771	5,987	11,453	12,184
Hardware and other	2,953	2,115	4,204	3,249

Total revenues	91,368	76,735	174,091	150,128

Cost of revenues:
Software licenses	484	989	1,050	1,784
Acquired software	482	244	892	539
Software services, maintenance and subscriptions	43,118	35,502	82,931	70,682
Appraisal services	3,876	3,702	7,672	7,526
Hardware and other	2,709	2,161	3,428	2,837

Total cost of revenues	50,669	42,598	95,973	83,368

Gross profit	40,699	34,137	78,118	66,760

Selling, general and administrative expenses	21,699	18,466	43,034	35,754
Research and development expense	5,408	5,035	10,502	9,584
Amortization of customer and trade name intangibles	1,137	803	2,083	1,607

Operating income	12,455	9,833	22,499	19,815
Other expense, net	773	524	1,476	1,024

Income before income taxes	11,682	9,309	21,023	18,791
Income tax provision	4,577	3,685	8,237	7,439

Net income	$7,105	$5,624	$12,786	$11,352

Earnings per common share:
Basic	$0.24	$0.18	$0.42	$0.36

Diluted	$0.22	$0.17	$0.39	$0.34

Comprehensive income	$7,105	$5,624	$12,786	$11,352

EBITDA (1)	$15,633	$12,338	$28,578	$24,749

Weighted average common shares outstanding:
Basic	30,171	32,005	30,175	31,912
Diluted	32,769	33,848	32,732	33,650

(1)	Reconciliation of EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$7,105	$5,624	$12,786	$11,352
Amortization of customer and trade name intangibles	1,137	803	2,083	1,607
Depreciation and other amortization included in cost of revenues, SG&A and other expenses	2,173	1,831	4,253	3,612
Interest expense included in other expense, net	641	395	1,219	739
Income tax provision	4,577	3,685	8,237	7,439

EBITDA	$15,633	$12,338	$28,578	$24,749

TYLER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	June 30,
	2012	December 31,
	(Unaudited)	2011
ASSETS

Current assets:
Cash and cash equivalents	$312	$1,326
Short-term investments available-for-sale	50	25
Accounts receivable, net	100,460	90,012
Other current assets	11,343	10,634
Deferred income taxes	5,095	5,095

Total current assets	117,260	107,092
Accounts receivable, long-term portion	576	2,095
Property and equipment, net	42,500	40,915
Non-current investments available-for-sale	1,903	1,953

Other assets:
Goodwill and other intangibles, net	156,740	141,722
Other	1,467	1,614

Total assets	$320,446	$295,391

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$24,291	$27,962
Deferred revenue	125,721	123,678

Total current liabilities	150,012	151,640
Revolving line of credit	65,700	60,700
Deferred income taxes	5,127	4,941
Shareholders’ equity	99,607	78,110

Total liabilities and shareholders’ equity	$320,446	$295,391

TYLER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$12,786	$11,352
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	6,336	5,219
Share-based compensation expense	3,603	2,969
Excess tax benefit from exercise of share-based arrangements	(1,581)	(1,692)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	(12,719)	1,479

Net cash provided by operating activities	8,425	19,327

Cash flows from investing activities:
Proceeds from sales of investments	25	25
Cost of acquisitions, net of cash acquired	(15,175)	—
Additions to property and equipment	(4,334)	(8,416)
(Increase) decrease in other	(61)	214

Net cash used by investing activities	(19,545)	(8,177)

Cash flows from financing activities:
Increase in net borrowings on revolving line of credit	5,000	5,000
Purchase of treasury shares	—	(20,884)
Contributions from employee stock purchase plan	1,166	924
Proceeds from exercise of stock options	2,359	1,416
Excess tax benefit from exercise of share-based arrangements	1,581	1,692

Net cash provided (used) by financing activities	10,106	(11,852)

Net decrease in cash and cash equivalents	(1,014)	(702)
Cash and cash equivalents at beginning of period	1,326	2,114

Cash and cash equivalents at end of period	$312	$1,412

	Six months ended June 30,
	2012	2011
Reconciliation of free cash flow:
Cash provided by operating activities	$8,425	$19,327
Capital expenditures	(4,334)	(8,416)

Free cash flow	4,091	10,911
Capital expenditures for real estate	2,028	6,657

Free cash flow, excluding real estate	$6,119	$17,568